EX-FILING
FEES
CALCULATION OF FILING FEE TABLES
F-3
SUMITOMO MITSUI FINANCIAL GROUP, INC.

Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is $5,000,000,000. The prospectus is a final prospectus for the related offering.